Exhibit 99.1

100 Enterprise Dr.

Rockaway, NJ 07866

SUSSEX BANCORP DECLARES QUARTERLY CASH DIVIDEND

ROCKAWAY, NEW JERSEY – January 25, 2018 – Sussex Bancorp (Nasdaq: SBBX), the holding company for Sussex Bank, today announced that its Board of Directors declared a quarterly cash dividend of $0.06 per common share, which is payable on February 21, 2018 to common shareholders of record as of the close of business on February 7, 2018.

About Sussex Bancorp

Sussex Bancorp (Nasdaq: SBBX) is the holding company for Sussex Bank which is headquartered in Sussex County, New Jersey and operates regionally with fourteen branch locations throughout Bergen, Sussex and Warren counties in New Jersey and in Astoria, New York. In addition to its branch locations, Sussex Bancorp offers a loan production office in Oradell, New Jersey and a full-service insurance agency, the Tri-State Insurance Agency, Inc., with locations in Augusta and Oradell, New Jersey.

In 2017, Sussex Bancorp was recognized as one of the top 29 banks and thrifts nationwide and one of three from New Jersey that comprise the Sandler O’Neill Sm-All Stars Class of 2017. Sussex Bancorp is one of the 50 Fastest Growing Companies in New Jersey as ranked by NJBIZ Magazine. Sussex Bancorp President and Chief Executive Officer, Anthony Labozzetta, was named one of America’s Business Leaders in Banking by Forbes magazine and American Banker’s Community Banker of the Year in 2016.

For more details on Sussex Bank, please visit: www.sussexbank.com

Contacts:	Anthony Labozzetta, President/CEO

Steven Fusco, SEVP/CFO

844-256-7328